Execution Version

AMENDMENT NO. 1
TO
SECOND AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP
OF
SANCHEZ PRODUCTION PARTNERS LP

This Amendment No. 1 (this “Amendment”) to Second Amended and Restated Agreement of Limited Partnership of Sanchez Production Partners LP, a Delaware limited partnership (the “Partnership”), dated as of October 14, 2015 (the “Partnership Agreement”), is entered into effective as of January 25, 2017 by Sanchez Production Partners GP LLC, as the general partner of the Partnership (the “General Partner”), pursuant to Section 13.1 of the Partnership Agreement. Capitalized terms used but not defined herein have the meanings ascribed to them in the Partnership Agreement.

RECITALS

WHEREAS, on October 14, 2015, the Partnership issued Class B Preferred Units;

WHEREAS, in connection with the issuance of additional Class B Preferred Units on or about the date hereof pursuant to the settlement of a dispute with the Class B Preferred Holder, the General Partner deems it advisable and in the best interest of the Partnership to effect this Amendment to establish the Class B Preferred Unit Price and Class B Preferred Conversion Price;

WHEREAS, Section 13.1 of the Partnership Agreement provides that the General Partner, without the approval of any Limited Partners, may amend the Partnership Agreement in certain circumstances;

WHEREAS, the Class B Preferred Holder has consented to the amendments provided in this Amendment;

NOW, THEREFORE, in consideration of the covenants, conditions and agreements contained herein, the General Partner does hereby amend the Partnership Agreement as follows:

A. Amendments. The Partnership Agreement is hereby amended as follows:
1. The definition of “Class B Preferred Conversion Price” in Section 1.1 of the Partnership Agreement is hereby amended and restated in its entirety to read as follows:

“Class B Preferred Conversion Price” means the Class B Preferred Unit Price.

2. The definition of “Class B Preferred Unit Price” in Section 1.1 of the Partnership Agreement is hereby amended and restated in its entirety to read as follows:

“Class B Preferred Unit Price” means, with respect to a Class B Preferred Unit, $11.29, as such amount may be adjusted pursuant to Section 5.10(b)(ix).

ACTIVE 219049787v.4

3. Section 5.10(g) of the Partnership Agreement is hereby amended and restated in its entirety to read as follows:

[Reserved].

B. Agreement in Effect. Except as hereby amended, the Partnership Agreement shall remain in full force and effect.
C. Applicable Law. This Amendment shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to principles of conflicts of laws.

D. Severability.  Each provision of this Amendment shall be considered severable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Amendment that are valid, enforceable and legal.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, this Amendment has been executed as of the effective date written above.

GENERAL PARTNER:

SANCHEZ PRODUCTION PARTNERS GP LLC

By:	/s/ Charles C. Ward
Name:	Charles C. Ward
Title:	Chief Financial Officer